READER'S DIGEST REPORTS LOWER THIRD QUARTER RESULTS

PLEASANTVILLE, NY, April 23, 1997 -- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today reported results for the fiscal 1997 third quarter consistent with the company's March 31 earnings advisory. These results reflect continued weak responses to many promotional mailings in most markets. Continuing weakness of European economies has also contributed to the recovery there taking longer than previously expected.

Millions of        3Q 1997    3Q 1996    Percent
dollars,             ended      ended     Change
except EPS        March 31   March 31
                        As         As
                  reported  adjusted*

Revenues            $684.3     $747.5        -8%
Operating            $51.5      $74.5       -31%
profit
Net income           $37.6      $55.8       -33%
Earnings per         $0.35      $0.51       -31%
share

*1996 results have been adjusted in this table to exclude third quarter pre-tax charges of $245 million, or $1.57 per share, primarily to streamline the organization and accelerate investment in customer and revenue growth initiatives. Full income statements of reported results are attached in Table 1 of 3.

Separately today, the company announced an investment plan to increase its competitiveness in order to produce customer-driven revenue growth and increased shareholder value.

The company also said that full-year fiscal 1997 earnings per share are expected to be around $1.70, excluding any fourth quarter charges associated with the investment plan. It expects to record non-recurring charges in the fourth quarter of fiscal 1997 totaling up to $100 million.

                     GEOGRAPHIC AREA RESULTS
[Unless otherwise noted, all comparisons are against the third quarter a year ago]

United States -- Revenues from U.S. operations were $308.8 million, a decrease of 2 percent compared with last year. Excluding prior year revenues from Travel Holiday magazine, which was sold in the third quarter of fiscal 1996, revenues were about the same as a year ago. Revenues from books and home entertainment products declined slightly from last year due to increases in general books being more than offset by declines in Condensed Books and video. The decline in Condensed Books is a result of lower membership and reduced responses to the January mailings. Operating profit increased primarily because of the benefit of cost-containment initiatives.

Europe -- Revenues from European operations decreased 16 percent to $276.6 million. Excluding the effect of changes in foreign currency, the decrease was about 12 percent. Operating profit decreased significantly, reflecting lower than anticipated responses to promotional mailings particularly in books and home entertainment products, and the continuing general weakness in European economies. Results include the impact of the company's ongoing actions to restore long-term growth in this region -- including the strategy for selective reduction of the number of promotional mailings and mail quantity in a given mailing, variation of promotional formats, moderation of product prices and investment in new selling channels. These actions are essential to the company's long-term strategic efforts to strengthen and expand its European customer base, improve customer response rates and reduce product returns and bad debts.

Pacific and Other Markets -- Revenues from the company's Pacific and Other Markets (which includes Asia, Australia, Canada, Latin America, Mexico, New Zealand and South Africa) were $98.9 million, a decrease of 3 percent compared with $102.1 million last year. Improved revenues in Latin America, which reflect product expansion in Brazil and Argentina, were offset primarily by significant revenue declines in Australia and South Africa. Operating results decreased significantly, primarily because of lower than expected revenues, proportionately higher promotional costs, and continuing investments in new country expansion.

                    BUSINESS SEGMENT RESULTS
          [Unless otherwise noted, all comparisons are against the third quarter a year ago]

Reader's Digest magazine revenues were $178.3 million compared with $181.0 million last year. Higher circulation revenues in the Pacific and Other Markets were offset by decreases in Europe and the United States. These results reflect lower circulation levels in several countries, partially offset by growth in Latin America, Eastern Europe and Thailand. Higher advertising revenues in the United States were more than offset by lower advertising revenues in Europe, largely because of circulation declines in certain markets and the decline of print advertising's share of the overall European advertising market. Lower revenues, increased promotion spending and investments in new countries reduced operating profit significantly.

Revenues from Books and Home Entertainment Products (Condensed Books, series and general books, audio books, recorded music, video and other products) were $461.1 million, a decrease of 11 percent, and operating profit decreased significantly. These results primarily reflect the reduced revenues in Europe from moderated pricing, the reduction of promotional mail quantities, and lower customer response rates to varied promotional formats. In addition, operating results in Pacific and Other Markets were adversely affected by lower responses to promotional mailings. Revenues from Special Interest Magazines (The Family Handyman, American Health for Women and New Choices: Living Even Better After 50 in the United States and Moneywise in the United Kingdom) were $17.8 million, a 22 percent decrease. Excluding prior year revenues from Travel Holiday magazine, which was sold in the third quarter of fiscal 1996, revenues increased 11 percent because of higher circulation and advertising revenues. Excluding prior year results from Travel Holiday magazine, operating performance improved over last year due to higher revenues.

On March 28, the company acquired Walking magazine to
enhance its position in the fast-growing special interest magazine category. The magazine will be renamed Reader's Digest Walking to extend the brand name beyond the Reader's Digest flagship publication. With the additional 600,000-plus circulation, combined circulation of the company's special interest publications increased 25 percent to more than 3.1 million.

The Reader's Digest Association, Inc. is the preeminent global publisher and direct marketer of distinctive products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Worldwide revenues were $3.1 billion for the fiscal year ended June 30, 1996.
Global headquarters is in Pleasantville, New York.

Statements contained in this news release, if not historical, are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from the results described in the forward-looking statements. Such risks and uncertainties include the level and rate of progress in the company's program to stabilize and restore growth in its operations, the effect of worldwide paper and postage costs, and the ability of the company to achieve earnings per share growth through internal investment, strategic alliances, joint ventures and other methods. The success of the company's program is in turn dependent on factors such as the effectiveness of the company's marketing strategies to stabilize and grow its customer base and improve customer response rates, especially the impact of modified and varied promotional formats on customer responses, as well as the appeal of the company's mix of products, the accuracy of management's assessment of the current status of the company's business, the evolution of the company's organizational and structural capabilities, and general economic conditions. A further discussion of factors that could affect the company's results is included in the company's reports filed with the Securities and Exchange Commission.

          Consolidated Condensed Statements of Income
       Three Month Periods ended March 31, 1997 and 1996(a)

(In millions, except per share data)         Three-Month period ended March 31,
(unaudited)                                  1997         1996     Percentage
                                                                     Change
Revenues                                     $684.3      $747.5        (8%)

Product, distribution and editorial
 expense                                      237.5       258.2        (8%)
Promotion, marketing and administrative
  expense                                     395.3       414.8        (5%)
Other operating items                             -       245.0        N/M

Operating profit (loss)                        51.5      (170.5)       N/M
Other income, net                               7.7         8.5       (10%)

Income (loss) before income taxes              59.2      (162.0)       N/M
Provision (benefit) for income taxes           21.6       (48.0)       N/M

Net Income (loss)                             $37.6     ($114.0)       N/M

Earnings (loss) per share                     $0.35      ($1.06)       N/M

Dividends per common share                    $0.45       $0.45        --

Average common shares outstanding             106.2       107.9

N/M - Not Meaningful
(a) The company reports on a fiscal year beginning July 1. The three-month periods ended March 31, 1997 and 1996 are the third fiscal quarters of fiscal year 1997 and fiscal year 1996, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.


               Consolidated Condenses Statements of Income
           Nine Month Periods ended March 31, 1997 and 1996(a)

(In millions, except per share data)         Nine Month Period ended March 31,
(unaudited)                                  1997         1996     Percentage
                                                                      Change
Revenues                                    $2,202.9     $2,396.6     (8%)

Product, distribution and editorial
  expense                                      756.6        821.5     (8%)
Promotion, marketing and administrative
  expense                                    1,215.6      1,274.4     (5%)
Other operating items                           --          245.0     N/M

Operating profit                               230.7         55.7     N/M

Other income, net                               15.4         16.4     (6%)

Income before income taxes                     246.1         72.1     N/M

Provision for income taxes                      89.8         37.4     N/M

Net income                                    $156.3        $34.7     N/M

Earnings per share                             $1.45        $0.31     N/M

Dividends per common share                     $1.35        $1.30     4%

Average common shares outstanding              106.8        107.9

N/M - Not meaningful
(a) The company reports on a fiscal year beginning July 1. The nine-month periods ended March 31, 1997 and 1996 are the first three quarters of fiscal year 1997 and fiscal year 1996, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

            Revenues by Business Segments and Geographic Areas
         Three and Nine Month Periods ended March 31, 1997 and 1996

(In millions)        Three-month period ended       Nine-month period ended
(unaudited)                   March 31,                     March 31,
                     1997      1996    Percentage     1997     1996   Percentage
                                          Change                        Change
Business Segments

Reader's Digest
  Magazine          $178.3   $181.0       (1%)      $540.8     $548.7   (1%)
Books and Home
  Entertainment
  Products           461.1    520.2      (11%)     1,449.3    1,628.6   (11%)

Special Interest
  Magazines           17.8     22.8      (22%)        55.5       68.6   (19%)

Other Business
  Net of Intersegment
  Sales               27.1     23.5       15%        157.3      150.7     4%

Total Revenues      $684.3   $747.5      (8%)     $2,202.9   $2,396.6    (8%)

GEOGRAPHIC AREAS

United States       $308.8   $316.7      (2%)       $974.6   $1,008.7    (3%)

Europe               276.6    328.7     (16%)        906.2    1,057.3   (14%)

Pacific and
  Other Markets       98.9    102.1      (3%)        322.1      330.6    (3%)

Total Revenues      $684.3   $747.5      (8%)     $2,202.9   $2,396.6    (8%)
